Exhibit 10.20

                                 ADDENDUM TO THE
                         EXECUTIVE EMPLOYMENT AGREEMENT
                               OF OCTOBER 9, 1995

This Addendum to the Executive Employment Agreement, originally dated October 9, 1995, is executed on May __,2001, to be effective on July 1, 2001, by and between OXiGENE, Inc. a Delaware corporation with its principal office at 321 Arsenal Street, Watertown, MA 02472 (the "Company"), and Bjorn Nordenvall, Ph.D., M.D., currently with a residence at 319 Marlborough, Boston, MA 02116 (the "Executive"). The parties to this Agreement are referred to, collectively, as the "Parties".

Whereas, the Parties have entered into an Executive Employment Agreement, originally dated October 9, 1995, and thereafter amended, of which the latest amendment is dated July 1, 1999 (as so amended to date, the "Executive Employment Agreement"); and.

Whereas, the Parties have agreed, taking into account the move of Executive from Sweden to the United States at the request of the Company and the role played and anticipated by Executive in the Company's success, upon an increase in Executive's present annual Base Salary of $225,000 to a new annual Base Salary of $250,000 and the promise by the Company to Executive of a rent-free residence and the use of an automobile in the Boston, Massachusetts, USA, area.

Now therefore the Parties agree as follows:

1. The minimum annual Base Salary provided for in Section 2(a) ("Base Salary") of the Executive Employment Agreement is hereby amended to $250,000.00 (U.S.) per annum.

2. The following shall be added to, and shall become and be a part of, Section 4 ("Benefits") of the Executive Employment Agreement:

     (d) Residence benefit. The Company shall, during the period July 1, 2001, through and including June 30, 2002, make available to Executive, for use by himself and his family, a rent-free residence in the Boston, Massachusetts, area on the terms herein set forth. Pursuant hereto, the Company shall also bear the expense of electricity, heating, water, refuse collection and other similar expenses related to the residence. The Executive shall approve a residence chosen by the Company, and the Parties have estimated that the monthly rental due thereon shall be approximately $6,000.00 (excluding other expenses associated with the expected occupancy and use of the premises).

     (e) Car benefit. The Company shall, during the period July 1, 2001, through and including June 30, 2002, make available without cost to the Executive an automobile for use in connection with his activities on behalf of the Company in the United States, and particularly in the Boston, Massachusetts, area. Pursuant hereto, the Company shall pay up to $600 per month for the cost of usage of the car and related insurance. Additionally, the Company will pay for the lull operating costs of the vehicle, including reasonable fuel, consumables, maintenance and repairs, registration and licensing, parking and tolls.

3. The Parties hereto agree further that the provisions hereinabove set forth shall be extended for an additional twelve month period if the Executive Employment Agreement has not been terminated on or before June 30, 2002, and the Executive's principal place of employment for the Company remains at the Company's principal office in the Boston, Massachusetts, area.

4. This Addendum shall become effective July 1, 2001, and, unless extended as set forth in Paragraph numbered 3 above, shall terminate on June 30, 2002.

5. Except as set forth in this Addendum, the Executive Employment Agreement and all prior amendments thereof and addenda thereto shall in all other respects be unchanged and remain in lull force and effect.


This Addendum has been executed in two (2) originals, of which each Party has retained one.

The Company                                          The Executive

OXiGENE, Inc.


/s/ Frederick Driscoll                               /s/ Bjorn Nordenvall
----------------------                               --------------------
    Frederick Driscoll                                   Bjorn Nordenvall